                                                                    EXHIBIT 99.1



             SEPRACOR ANNOUNCES FIRST QUARTER 2003 OPERATING RESULTS

MARLBOROUGH, Mass., April 23, 2003 -- Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the first quarter 2003. For the three months ended March 31, 2003, Sepracor's consolidated revenues were approximately $84.5 million, of which revenues from pharmaceutical product sales were approximately $72.2 million. The net loss for the first quarter of 2003 was approximately $29.8 million, or $0.35 per share. These consolidated results compare with consolidated revenues of $56.8 million, of which revenues from pharmaceutical product sales were approximately $46.8 million, and a net loss of $114.8 million, or $1.45 per share, for the three months ended March 31, 2002.

As of March 31, 2003, Sepracor had approximately $534 million in cash and short- and long-term investments.

COMMERCIAL OPERATIONS

XOPENEX(R) BRAND LEVALBUTEROL HCL - XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor's 450-person sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma. XOPENEX is available for use in a nebulizer at
0.31 mg and 0.63 mg dosage strengths for treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

In January 2003, results of a study conducted at Halifax Regional Hospital in South Boston, Virginia were published in Chest: The Cardiopulmonary and Critical Care Journal, the official journal of the American College of Chest Physicians. The data were developed from a retrospective chart review that evaluated the impact of XOPENEX on clinical efficacy, patient outcomes and medical costs. During this study period, XOPENEX patients required fewer beta-agonist treatments per hospital stay, fewer ipratropium bromide treatments and experienced a decrease in their length of hospital stay. Sepracor believes the data are encouraging and anticipates that further studies of XOPENEX in similar settings will be undertaken. Sepracor plans to further explore this outcome to determine if other health care institutions could observe similar results in such studies.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18. Short-acting beta-agonists are the most-prescribed asthma therapy among primary care physicians and pediatricians in the U.S., according to IMS Health information.

ASTELIN(R) BRAND AZELASTINE HCL - Through a co-promotion agreement with MedPointe Inc., Sepracor's sales force details ASTELIN brand azelastine HCl, a nasal-spray antihistamine, to


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pulmonologists, allergists, pediatricians and primary care physicians in the
U.S. ASTELIN is the only antihistamine that has been approved by the U.S. Food and Drug Administration (FDA) for the treatment of symptoms of both seasonal allergic rhinitis in adults and children 5 years of age and older and non-allergic vasomotor rhinitis in adults and children 12 years and older.

ALLEGRA(R)BRAND FEXOFENADINE HCL - Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX(R) BRAND DESLORATADINE - Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine. CLARINEX was launched in the U.S. in January 2002 and is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL(R)/ XUSAL(TM) BRAND LEVOCETIRIZINE - Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold. Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other E.U. Member States. A single isomer of ZYRTEC(R), levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU in adults and children aged 6 years and older.

SEPRACOR NDA-TRACK DEVELOPMENT PROGRAMS

ESTORRA(TM) BRAND ESZOPICLONE - Sepracor submitted its New Drug Application
(NDA) to the FDA for ESTORRA brand eszopiclone for the treatment of transient and chronic insomnia on January 31, 2003. ESTORRA was studied at a 2 mg dosage strength for treatment of the elderly population and at a 3 mg dosage strength for treatment of adult subjects. The FDA officially accepted the NDA for filing on April 1, 2003. On April 17, 2003, Sepracor was notified by the FDA that the Prescription Drug User Fee Act date for the ESTORRA NDA is November 30, 2003.

Included in the NDA submission were a total of 24 clinical trials conducted by Sepracor, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. Six randomized, placebo-controlled Phase III studies, including one with a positive control, were conducted for the treatment of insomnia in both adult and elderly subjects. Of particular significance is Sepracor's completion of what it believes to be the first successful double-blind, placebo-controlled, 6-month chronic efficacy and safety trial, which included 788 subjects for the treatment of chronic insomnia. This was followed by a 6-month open-label extension to study safety for up to 12 months.

"We believe the potential for the insomnia market is significant and intend to institute a patient awareness and insomnia education campaign as part of our launch program," said William J. O'Shea, President and Chief Operating Officer at Sepracor. "If ESTORRA is approved by the FDA, we anticipate building a major field force presence in the primary care market with our core capacity spread between primary care doctors and psychiatrists, who are the principal


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prescribers of sleep medications. The sales force would be expanded from its current size of 450 sales representatives to approximately 1,000 for the launch of ESTORRA."

Also in the first quarter, Sepracor announced that it has been granted U.S. Patent No. 6,319,926 covering the use of ESTORRA for the treatment of insomnia, and U.S. Patent No. 6,444,673 covering the compound eszopiclone as well as pharmaceutical compositions containing eszopiclone. The natural term of each of these patents runs until January 2012. Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Act), upon FDA approval of the ESTORRA NDA, Sepracor would be permitted to apply for patent term extension for one of the ESTORRA patents. The period of patent term extension, while unknown at this time, would depend upon the development time for ESTORRA and the review period for the ESTORRA NDA. The Hatch-Waxman Act also provides for a five-year period of exclusivity, beginning upon approval of ESTORRA, during which the FDA would not approve an Abbreviated New Drug Application for any product containing eszopiclone, the active ingredient of ESTORRA.

According to the National Sleep Foundation, insomnia affects approximately
50 million people in the U.S. Insomnia symptoms may include difficulty falling asleep, awakening frequently during the night, awakening too early in the morning, or awakening feeling unrefreshed. Causes of insomnia can include illness, changes in environmental temperatures or surroundings, jet lag, medication side effects, stress or anxiety. The U.S. market for prescription sleep products was approximately $1.4 billion in 2002, and grew at a rate of almost 25 percent for the past two years, according to IMS Health information.

XOPENEX(R) MDI - Sepracor and 3M Drug Delivery Systems Division are collaborating under an agreement that includes scale-up and manufacturing for the XOPENEX hydrofluoroalkane (HFA) metered-dose inhaler (MDI). The collaboration combines Sepracor's short-acting beta-agonist, XOPENEX, and 3M's expertise in manufacturing HFA MDIs, the device most commonly used by patients for the treatment of asthma and chronic obstructive pulmonary disease (COPD).

Sepracor is currently conducting Phase III studies for levalbuterol in an HFA MDI manufactured by 3M. Sepracor's MDI development plan includes over 1,800 pediatric and adult subjects in 12 clinical studies, of which three are pivotal. Sepracor also anticipates including pediatric clinical studies using the 3M-manufactured commercial product to complete the XOPENEX MDI package.

SOLTARA(TM) BRAND TECASTEMIZOLE - Following a meeting with the FDA in the fourth quarter 2002, Sepracor is in the process of conducting additional preclinical and clinical studies to support an amendment to the SOLTARA NDA.

The FDA issued a "not approvable" letter in March 2002 for Sepracor's NDA for SOLTARA brand tecastemizole for the treatment of allergic rhinitis. A "not approvable" letter is issued if the FDA believes that the application contains insufficient information for an approval action at that time. Sepracor included in the original NDA submitted to the FDA the results of 128 preclinical studies and 34 clinical studies, 7 of which were large-scale clinical studies. The SOLTARA NDA included a patient database of more than 8,700 pediatric and adult subjects.


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Contingent upon favorable results of these additional preclinical and clinical studies, Sepracor believes that it will be in a position to amend the SOLTARA NDA to seek marketing approval. There can be no assurance whether or when Sepracor will file an amendment or SOLTARA will be approved by the FDA.

(R,R)-FORMOTEROL - Sepracor has completed more than 100 preclinical trials and has initiated or completed 15 clinical studies for (R,R)-formoterol inhalation solution for the treatment of bronchospasm in patients with COPD. Sepracor is currently conducting two pivotal Phase III studies in 1,600 patients.

In Sepracor's Phase II program, (R,R)-formoterol demonstrated a significant improvement in FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second) immediately after dosing and a duration of action of up to 24 hours.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD. The U.S. market for long-acting bronchodilators was approximately $2 billion in 2002, according to IMS Health information.

CORPORATE UPDATE

On April 21, 2003, Sepracor announced the appointment of Mark H. N. Corrigan, M.D., to the position of Executive Vice President of Research and Development. Dr. Corrigan most recently served as Group Vice President of Global Clinical Research and Experimental Medicine at Pharmacia. After spending seven years in academic research, Dr. Corrigan joined Upjohn in 1993 and served in several senior management positions in clinical research and development for Upjohn and Pharmacia Upjohn. He has over sixteen years of experience in treating psychiatric and central nervous system disorders. Dr. Corrigan is board certified in psychiatry and neurology.

On January 21, 2003, Sepracor issued new stock options under the stock option exchange program initiated in June 2002 for Sepracor employees, excluding members of the board of directors and officers. Under terms of this program, Sepracor agreed to grant eligible employees 6 months and one day after Sepracor's acceptance of surrendered stock options, a stock option to purchase one share of Sepracor common stock for every one share for which a surrendered stock option was exercisable. On July 17, 2002, Sepracor accepted for exchange stock options, held by certain employees of the company, to purchase an aggregate of 4,268,542 shares of Sepracor common stock. On January 21, 2003, Sepracor issued new stock options to purchase an aggregate of 4,066,940 shares of common stock at an exercise price of $12.93, which was the closing price of Sepracor common stock on January 21, 2003.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of Sepracor's pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance and approval of regulatory filings; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor's annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor's expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor's expectations or beliefs as of any date subsequent to the date of this press release.

Soltara and Estorra are trademarks and Xopenex is a registered trademark of Sepracor Inc. 3M is a trademark of 3M Company. Astelin is a registered trademark of Wallace Laboratories. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme.

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        To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.
-------------------------------------------------------------------------------

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 Inconjunction with this first quarter 2003 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on April 23, 2003. To participate via telephone, dial (612) 326-0027. Please call ten minutes prior to the scheduled conference call time. For live webcasting, go to the Sepracor web site at www.sepracor.com and access the Investor Information section. Click on either the live webcast link or microphone icon to listen. Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software. The webcast will also be available on the ViaVid web site at http://www.viavid.com/events.asp. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code
681408. A replay of the webcast will be archived on the Sepracor web site in the
                         Investor Information section.
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Condensed, consolidated statements of operations and consolidated balance sheets follow.

                                  SEPRACOR INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

 (in thousands, except per share amounts)
                                                                                     Three months ended
                                                                                          March 31,
                                                                   2003                                            2002
                                                               -----------                                     ------------
Revenues:
     Product sales                                             $  72,156                                        $  46,777
     Royalties and other                                          12,350                                           10,071
                                                               -----------                                      -----------
        Total revenues                                            84,506                                           56,848

     Cost of revenue                                               7,205                                            5,807
                                                               -----------                                      -----------
        Gross margin                                              77,301                                           51,041

Operating expenses:
     Research and development                                     53,183                                           61,521
     Sales and marketing                                          35,681                                           43,328
     General and administrative and patent costs                   5,842                                            6,176
                                                               -----------                                      -----------
        Total operating expenses                                  94,706                                          111,025
                                                               -----------                                      -----------
        Loss from operations                                     (17,405)                                         (59,984)

Other income (expense):
     Interest income                                               1,931                                            5,134
     Interest expense                                            (13,657)                                         (18,215)
     Other income (expense), net                                      (3)                                            (172)
     Debt conversion expense (A)                                       -                                          (40,956)
                                                               -----------                                      -----------
        Total other income (expense)                             (11,729)                                         (54,209)

     Equity in investee (loss) (B)                                  (625)                                            (612)
                                                               -----------                                      -----------
Net loss                                                       $ (29,759)                                       $(114,805)
                                                               ===========                                      ===========


Basic and diluted net loss per common share                    $   (0.35)                                       $   (1.45)

Shares used in computing basic and diluted
     net loss per common share:                                   84,350                                           79,295


(A) Represents non cash inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

(B) Represents Sepracor's portion of BioSphere Medical Inc. losses for the three months ended March 31, 2003 and 2002.

                                  SEPRACOR INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


 (in thousands)                                                             March 31,                     December 31,
                                                                              2003                            2002
                                                                      ------------------------         ----------------------
 ASSETS

      Cash, short and long-term investments                            $        534,339                 $        556,434
      Accounts receivable, net                                                   21,548                           21,654
      Inventory, net                                                              7,873                            7,960
      Property, plant and equipment, net                                         71,104                           72,522
      Investment in affiliate                                                     4,315                            4,940
      Other assets                                                               61,908                           63,603
                                                                      ------------------------         ----------------------
             Total assets                                              $        701,087                 $        727,113
                                                                      ========================         ======================


 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

      Accounts payable and accrued expenses                            $        123,580                 $        121,001
      Other liabilities                                                          15,809                           14,430
      Debt payable                                                                1,708                            1,992
      Convertible subordinated debt                                             981,870                          981,870
      Total stockholders' equity (deficit)                                     (421,880)                        (392,180)
                                                                      ------------------------         ----------------------
             Total liabilities and stockholders' equity (deficit)      $        701,087                 $        727,113
                                                                      ========================         ======================